Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") dated as of the 19th day of April, 2016, effective January 1, 2016 (the “Effective Date”), by and among between GOPHER PROTOCOL INC., a Nevada corporation with its principal office located at 23129 Cajalco Road, Perris, California 92570 (the “Company”), and DANNY RITTMAN, with an address located at 7071 Florey Street, San Diego, CA 92122 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company currently employs the Executive as its Chief Technology Officer;

WHEREAS, the Company and the Executive previously entered into an Employment Agreement on June 30, 2015 (the “June Agreement”);

WHEREAS, the Company wishes to acknowledge the extraordinary accomplishments achieved by the Executive on behalf of the Company and for the benefit of the shareholders of the Company during his term, including, but not limited to, developing the Gopher Patch technology, securing production capacity and developing key distributors for the Company;

WHEREAS, it is further acknowledged by the Company that, during this critical time, Executive did not accept payment of his salary so as to further the business objectives of the Company;

WHEREAS, the Company desires that the Executive continue to serve as the CTO of the Company in consideration of past accomplishments and future anticipated achievements pursuant to the terms and conditions set forth herein; and

WHEREAS, this Agreement amends and restates the June Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.                  Employment and Duties.

A. Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as the Company's Chief Technology Officer (the “Position”) during the Term, as hereinafter defined. Executive shall have the duties and responsibilities associated with the Position. Executive shall report to the Chief Executive Officer (the "CEO") of the Company. Executive shall also perform such other duties and responsibilities as may be determined by the CEO, as long as such duties and responsibilities are reasonable and consistent with the Position. The Company and Executive acknowledge and agree that the CEO may, from time to time and at any time, assign Executive to perform services and duties of an executive or financial nature reasonably consistent with his duties and authority hereunder for other entities owned by, the Company. Executive shall (1) devote working time, attention, and energy, using his best efforts, to perform his duties and provide his services under this Agreement; (2) faithfully and competently serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal, and cooperative service to the Company; (3) discharge all such duties and perform all such services as aforesaid in a timely manner; and (4) comply with all lawful policies which from time to time may be in effect at the Company or that the Company adopts. Executive shall use its commercially reasonable best efforts to preserve the confidentiality of confidential information designated as confidential by Company or that may assumed to be confidential. Executive understands that the Company is a publicly traded company trading on the OTCBB under the symbol GOPH. Executive understands that it may come in possession of material non-public information. Executive agrees that it will protect such information and not buy or sell the Company’s securities when in possession of such information. Executive represents that it is an accredited investor as that term is defined by Regulation D as promulgated under the Securities Act of 1933, as amended (the “Act”), and all compensation in the form of securities of the Company issued to Executive under Section 2 of this Agreement shall be issued under Section 4(2) of the Act and shall contain the appropriate restrictive legend under the Act.

B. The “Term” shall mean the period commencing on the Effective Date and ending on the one (1) year anniversary of the Effective Date.

2. Conflicts of Interest. Executive represents, warrants and agrees that he is not presently engaged in, nor shall he during the term of his employment with the Company enter into, any employment, consulting or agency relationship or agreement with any third party that is a vendor, investor or related party to the Company. Executive further represents, warrants and agrees that he does not presently, nor shall he, during the term of his employment with the Company, possess any significant interest, directly or indirectly, in any third party whose interests would be reasonably expected to conflict with those of any of the Company. Executive will not devote 100% of his time to the Company and he will engage in other employment, consulting, or other business activity provided there is no conflict with the Company.

3.                  Executive’s Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote a significant portion of his business time to the performance of his duties under this Agreement.

4.                  Compensation and Other Benefits. Executive will receive salary at the rate of $144,000 annually (the “Base Salary”). The Base Salary will be payable in equal increments not less often than monthly in arrears and in any event consistent with the Company’s payroll policy and practices. In addition, the Base Salary of the Executive may from time to time be increased, but not decreased, and/or Executive shall receive annual bonuses, by the Board, in its absolute discretion.

5.                  Reimbursement of Expenses. The Company shall reimburse Executive, upon presentation of proper expense statements and receipts, for all preapproved in writing, authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

6.                  Termination of Employment. The Company may terminate this Agreement and Executive’s employment pursuant to this Agreement immediately for any reason whatsoever, in which event no further compensation shall be payable to Executive subsequent to the date of such termination.

7.                  Trade Secrets and Proprietary Information.

(a)                Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information. “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage. Executive agrees that he will not at any time use or disclose to any person any confidential information relating to the Company or any affiliate of the Company or any client of the Company which provided confidential information to Executive; provided, however, that nothing in this Section 7(a) shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company. The term “Covered Person” shall include the Company and subsidiaries and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b)               In the event that any confidential information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)                Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information. To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d)               Executive further realizes that any trading in the Company’s common stock or other securities or aiding or assisting others in trading in the Company’s common stock or other securities, including disclosing any non-public information concerning the Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws. Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

(e)                For the purposes of this Agreement, the term “Company” shall include the Company, its subsidiaries and affiliates.

8.                  Covenant Not To Solicit or Compete.

(a)                During the period from the date of this Agreement until two years following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

(i) persuade or attempt to persuade any person which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 8 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or consulting relationship hereunder or during the twelve (12) months preceding the termination of his employment or consulting relationship, as the case may be);

(ii) solicit for himself or any other person other than the Company the business of any person which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment or consulting relationship;

(iii) persuade or attempt to persuade any Executive of the Company, or any individual who was an Executive of the Company during the one (1) year period prior to the lawful and proper termination of this Agreement, to leave the Company’s employ, or to become employed by any person in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, provided, however, that nothing in this Section 8 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

(b)               During the period from the date of this Agreement until two years following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly become an officer, director, more than 5% stockholder, partner, associate, employee, owner, proprietor, agent, creditor, independent contractor, co-venturer or otherwise, or be interested in or associated with any other corporation, firm or business engaged in the Territory (as hereinafter defined) in the same or any similar business competitive with that of the Company (including the Company's present and future subsidiaries and affiliates) as such business shall exist on the day of this Agreement and during Executive's Term. The territory of this Agreement shall be throughout the United States (the "Territory")

(c)                Executive will not, during or after the Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description; provided, however, that this sentence shall not be construed to prohibit either from giving factual information required to be given pursuant to legal process, subject to the provisions of Section 8(b) of this Agreement. The Company will not make any disparaging statements concerning Executive. This Section 8(b) shall not be construed to prohibit either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide.

(d)               The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 7 and 8 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(e)                Nothing in this Section 8 shall be construed to prohibit Executive from owning a passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 8.

9.                  Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 10 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. Subject to Section 8(c) of this Agreement, the provisions of Sections 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and Executive’s employment and consulting relationship pursuant to this Agreement.

10.              Indemnification. The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s or the Company’s, as the case may be, certificate of incorporation, by-laws and applicable law. The Company shall provide Executive with the same indemnification as are provided by the Company to officers and directors of its subsidiaries and, if Executive is an officer or director of the Company, the Company shall provide Executive with the same indemnification as the Company provides for its officers and directors.

11.              Representations by the Parties.

(a)                Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b)               The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

12.              Miscellaneous.

(a)                Intentionally left blank.

(b)               Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 12(b), to the parties at their respective addresses set forth at the beginning of this Agreement or with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, address or telecopier number to which notice is to be sent. If no telecopier number is provided for Executive, notice to him shall not be sent by telecopier.

(c)                This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws. Each party hereby (i) consents to the exclusive jurisdiction of the federal courts in Florida, (ii) agrees that any process in any action commenced in such court under this Agreement may be served upon it or him personally, either (x) by certified or registered mail, return receipt requested, or by courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon such party in Florida, or (y) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(d)               If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 8 of this Agreement, so that it complies with applicable law.

(e)                This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)                No party shall have the right to assign or transfer any of its or his rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(g)               This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(h)               The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(i)                 This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

13.              Final Agreement. This agreement supersedes all employment agreements between the Company and the Executive. In settlement of any obligations under prior agreements, the Executive acknowledges payment of all amounts due under the prior arrangement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GOPHER PROTOCOL INC.

By: /s/Michael D. Murray
Name: Michael D. Murray
Title: CEO

EXECUTIVE:

/s/Danny Rittman
Danny Rittman